Exhibit 99.1

Verastem Oncology Appoints John H. Johnson to its Board of Directors

BOSTON, MA – April 23, 2020 –Verastem, Inc. (Nasdaq:VSTM) (also known as Verastem Oncology), a biopharmaceutical company committed to developing and commercializing new medicines for patients battling cancer, today announced that it has appointed John H. Johnson to its Board of Directors. Mr. Johnson’s career covers multiple executive management roles at leading global corporations where he was responsible for overseeing oncology and immunology drug development initiatives and commercialization. Mr. Johnson will serve on the Compensation and Nominating and Governance Committees.

“We are pleased to welcome John to the Verastem Oncology Board. His deep background in oncology and immunology at Johnson & Johnson and Eli Lilly will be helpful as the Company advances its new strategic approach to prioritize the clinical development of VS-6766, its RAF/MEK inhibitor, in combination with defactinib, its FAK inhibitor, for the treatment of KRAS mutant solid tumors,” said Michael Kauffman, M.D., Ph.D., Lead Director of the Verastem Oncology Board. “His seasoned experience as a senior biotechnology executive and breadth of knowledge in the oncology space will provide key insights to further unlock the value of the Company’s clinical pipeline.”

“I am very excited to support Verastem Oncology on their mission to develop targeted therapeutics to treat areas of unmet need in cancer,” said Mr. Johnson. “I feel that my experience will be beneficial in advancing the Company’s pipeline through this next stage of growth and late-stage development. I look forward to collaborating with the Board of Directors and management team on these initiatives.”

Mr. Johnson is a recognized leader in the pharmaceutical and biotechnology industry with more than three decades of experience. He served as the Company Group Chairman of Biopharmaceuticals within Johnson & Johnson, responsible for the Biotechnology, Immunology and Oncology commercial businesses. Previously, Mr. Johnson served as president of Eli Lilly & Company's Worldwide Oncology Unit, following the company's 2008 acquisition of ImClone Systems, Inc., where he served as Chief Executive Officer and a member of ImClone’s Board of Directors. He has served as a member of the Board of Directors of Pharmaceutical Research and Manufacturers of America (PhRMA) and as a member of the Health Section Governing Board of Biotechnology Industry Organization (BIO). Mr. Johnson also served as Chairman, President and Chief Executive Officer of Dendreon Corporation and has held other executive roles within the biotech industry. Currently, he is a member of the Board of Directors of Strongbridge Biopharma plc (SBBP), BioAgilytix (private) and Portola Pharmaceuticals Inc (PTLA).

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a commercial biopharmaceutical company committed to the development and commercialization of new medicines to improve the lives of patients diagnosed with cancer. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including phosphoinositide 3-kinase (PI3K), focal adhesion kinase (FAK) and RAF/MEK inhibition.

Our first FDA approved product is available for the treatment of patients with certain types of indolent non-Hodgkin’s lymphoma (iNHL).

For more information, please visit www.verastem.com.

Forward looking statements notice

This press release includes forward-looking statements about Verastem Oncology’s strategy, future plans and prospects, including statements related to the opportunity to rapidly advance the development of clinical programs through Verastem Oncology’s expanded development pipeline and strengthened balance sheet, the timing of top-line results for clinical trials, anticipated reductions in operating expenses from Verastem Oncology’s strategic realignment, the timing of commencing a registration-directed trial for CH5126766 (VS-6766) and financial guidance estimates. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the success in the development and potential commercialization of our product candidates, including defactinib in combination with CH5126766 (VS-6766); the occurrence of adverse safety events and/or unexpected concerns that may arise from additional data or analysis or result in unmanageable safety profiles as compared to their levels of efficacy; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of our product candidates; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that our product candidates will experience manufacturing or supply interruptions or failures; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned; that we or Chugai Pharmaceutical Co., Ltd. will fail to fully perform under the CH5126766 (VS-6766) license agreement; that we may not have sufficient cash to fund our contemplated operations; that we may be unable to make additional draws under our debt facility or obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we will be unable to execute on our partnering strategies for defactinib in combination with CH5126766 (VS-6766); that we will not pursue or submit regulatory filings for our product candidates, and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients.

Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (SEC) on March 11, 2020 and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Verastem Oncology’s views as of the date hereof, and the Company does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Verastem Oncology Contacts:

Investors:

John Doyle

Vice President, Investor Relations & Finance

+1 781-469-1546

jdoyle@verastem.com

Media:

Lisa Buffington

Corporate Communications

+1 781-292-4205

lbuffington@verastem.com